Exhibit 2.1

PURCHASE AND SALE AGREEMENT

FOR THE

PILOT SCALE FACILITY UTILIZED FOR CONVERTING SYNTHESIS GASES INTO

LIQUID PRODUCTS UTILIZING A FISCHER-TROPSCH CONVERSION PROCESS,

LOCATED IN ROGERS COUNTY, OKLAHOMA

SYNTROLEUM CORPORATION

(Seller)

and

SASOL (USA) CORPORATION

(Buyer)

March 1, 2013

1. GENERAL	1

2. SALE AND TRANSFER OF THE PROPERTIES	2

3. ALLOCATION OF LIABILITIES	4

4. ENVIRONMENTAL REVIEW	5

5. SELLER’S REPRESENTATIONS AND WARRANTIES	7

6. BUYER’S REPRESENTATIONS AND WARRANTIES	9

7. COVENANTS	10

8. ADDITIONAL AGREEMENTS	10

9. CLOSING	13

10. INDEMNIFICATION	15

11. ARBITRATION	18

12. DEFINITIONS	19

13. MISCELLANEOUS	24

Schedules-

Schedule A	Pilot Facility
A-l Plant Description (Rev 2 – 2-6-13)
A-3 Pilot Plant Plot Plan r6 Model
Schedule B	Site
Schedule C	Equipment
Schedule D	Contracts
Schedule E	Records -
• Electronic Records on Plant Server (Rev 3 - 2-7-13)
• File List for Electronic Item 1
• File List for Electronic Item 2a
• File List for Electronic Item 2b
• File List for Electronic Item 2c
• File List for Electronic Item 2d
• File List for Electronic Item 2e
• File List for Electronic Item 3
• File List for Electronic Item 4
• File List for Electronic Item 5
• Plant Software (Rev 4 2-6-12)
Schedule F	Permits
Schedule G	Warranty
• C-2C-3 Warranty
• Warranty Summary

Schedule H	Excluded Assets
• SYNM Exclusion List for TPP Transfer (Rev 1 – 10-31-12)
Schedule I	Taxes- Purchase Price Allocation
Schedule J	Assignment and Bill of Sale
Schedule K	Assumed Liabilities
Schedule L	Contested Liens
Schedule M	Litigation and Other Actions
Schedule N	Personnel Services Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into on March 1, 2013, by and between SYNTROLEUM CORPORATION (“Seller”), having a mailing address of 5416 South Yale, Suite 400, Tulsa, Oklahoma 74135 and SASOL (USA) CORPORATION (“Buyer”), a Delaware corporation, having a mailing address of 900 Threadneedle, Suite 100 Houston, Texas 77079. Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Seller owns and controls a pilot scale facility utilized for converting synthesis gases into liquid products utilizing a Fischer-Tropsch conversion process as further described in Schedule A-l attached hereto, (the “Pilot Facility”) and which is located on the premises described on Schedule B, in Rogers County, Oklahoma (the “Site”).

B. Seller and Sasol Technology (Pty) Limited (“Sasol”) made and entered into an agreement entitled the OPERATION, MAINTENANCE & LEASE SERVICES AGREEMENT FOR THE SYNTROLEUM TULSA PILOT PLANT FACILITY dated December 9, 2008 (the “OM&L Agreement”).

C. Section 3.3 of the OM&L Agreement provides Sasol with the right to acquire the Pilot Facility from Seller.

D. Section 15.8 of the OM&L Agreement provides that Sasol has the right to assign the OM&L Agreement to one or more “affiliates” as defined therein.

E. Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, the Pilot Facility, related equipment, related inventory and other assets identified and defined herein, subject to the terms and conditions set forth herein (the “Transaction”).

F. Seller and Buyer desire to enter into this Agreement to consummate the Transaction on the date hereof on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	GENERAL

1.1 Capitalized Terms and References. In this Agreement, capitalized terms will have the meanings set forth in Article 12, unless expressly provided otherwise in other Articles. All references to Articles, Sections, and Subsections refer to the applicable Articles, Sections, and Subsections in this Agreement, and all Schedules refer to Schedules attached to and made a part of this Agreement. The Schedules attached to this Agreement will be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Sasol- Syntroleum PSA 022813 nrl

1.2 Interpretation. The Parties intend for this Agreement to be read as a whole, such that the requirements set forth in one part and not mentioned in another will be executed to the same extent and purpose as though required by all. The titles and headings in this Agreement have been included solely for ease of reference and will not be considered in the interpretation or construction of this Agreement. Unless otherwise specified herein, all accounting terms will be interpreted and all accounting determinations will be made in accordance with the generally accepted accounting principles, as recognized by the United States Financial Accounting Standards Board (“GAAP”).

2.	SALE AND TRANSFER OF THE PROPERTIES

2.1 Transferred Assets. At Closing (defined in Section 9.1), Seller will sell, transfer, assign, convey, and deliver to Buyer, free and clear of any Encumbrances (defined in Subsection 12.1) other than the Permitted Encumbrances (defined in Subsection 12.1), and Buyer will purchase, receive, and accept from Seller, all of Seller’s right, title, and interest in and to the following properties (real, personal, intangible or mixed) and rights (contractual or otherwise) (collectively, the “Transferred Assets”), but excluding the Excluded Assets (defined in Section 2.2), which will remain the property of Seller:

(a) Pilot Facility. The Pilot Facility, as generally depicted in Schedule A-l to this Agreement and which is located on the premises described in Schedule B to this Agreement (the “Site”).

(b) Equipment. Any and all equipment, including all vessels, pipe, valves, compressors, gauges, fittings, meters, meter runs and other measuring equipment, regulators, regulator stations, machinery, fixtures, supplies, spare parts, tanks, heaters, coolers, filters, pumps, separators, generators, computers, servers, radio transmitters and receivers, and other property or equipment that is currently utilized in connection with the Pilot Facility and/or the Existing Lease, including those described on Schedule C (the “Equipment”), any hydrocarbons on Site at Closing, any radio frequencies related to the use of such Equipment and any computer programs residing on such Equipment.

(c) Contracts. The agreements and contracts listed in Schedule D to this Agreement, and specifically excluding the Existing Lease (the “Contracts”).

(d) Files and Records. The files and records listed on Schedule E (collectively, the “Records”).

(e) Permits. To the extent assignable, the Permits (defined in Subsection 12.1) listed on Schedule F.

(f) Warranty Rights. To the extent transferable, Seller’s rights under or pursuant to the warranty set forth in Schedule G and any other warranty rights from third parties related to the Pilot Facility that may arise from, or exist by, through or under, Seller, if any.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the equipment, properties and rights owned by Seller and identified in Schedule H to this Agreement (collectively, the “Excluded Assets”) are not part of the Transaction, are excluded from the Transferred Assets, and will remain the property of Seller after Closing.

2.3 Purchase Price. The purchase price for the sale and transfer of the Transferred Assets will be FIVE MILLION SEVEN HUNDRED AND NINETY EIGHT THOUSAND ONE HUNDRED AND SEVENTY THREE U.S. DOLLARS (US$5,798,173.00) (the “Purchase Price”), which amount shall be exclusive of all state, federal and local taxes, excise fees, levies and duties (‘Taxes”) related to the sale of the Transferred Assets, which Taxes will be paid by Buyer to Seller for remission to the relevant taxing or other authority. At Buyer’s option, Buyer may report and remit such taxes directly to the relevant taxing or other authority.

2.4 Allocation of the Purchase Price. The Purchase Price will be allocated among the Transferred Assets in accordance with Section 1060 of the Internal Revenue Code of 1986 (the “Code”) as determined by the mutual agreement of the Parties. When the Purchase Price Allocation is established, then such allocation shall be attached hereto as Schedule I to this Agreement. In the event the Parties cannot agree on the allocation of the Purchase Price, the Parties shall, within ten (10) days of either Party providing written notice that an impasse has been reached, select a third party engineering firm with procurement experience acceptable to both Parties who shall review the positions set forth by both Parties on the possible allocation; such engineering firm shall promptly prepare a report on its recommended allocation of the Purchase Price, which allocation shall be binding on the Parties, Buyer and Seller agree to report the federal, state, and local income and other tax consequences of the Transaction in a manner consistent with such allocation and not to take any position inconsistent therewith in connection with the examination of any tax returns, statements, reports, and forms, including any schedule or attachment (collectively, “Tax Returns”), or any refund, claim, litigation, or other Action involving any Tax Return, Buyer will prepare and deliver Internal Revenue Service (“IRS”) Form 8594 to Seller within thirty (30) days after the Closing Date, if such form is required to be filed with the IRS. The completed Form 8594 shall be consistent with the agreed allocation of Purchase Price. Buyer shall also prepare and deliver any revised Form 8594 if required to reflect adjustments to the Purchase Price.

2.5 Assignment and Bill of Sale. At the Closing, to affect the sale and transfer of the Transferred Assets contemplated by this Article 2, Seller will execute an Assignment and Bill of Sale in the form attached as Schedule J to this Agreement (the “Assignment and Bill of Sale”) that will transfer and assign all of Seller’s right, title, and interest in and to the Transferred Assets in “As Is, Where Is” condition, subject to the express warranties, representations, covenants, conditions, and limitations set forth in this Agreement. Seller shall warrant and defend the title to the Transferred Assets, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming title to the Transferred Assets or any part thereof, by, through or under Seller.

3.	ALLOCATION OF LIABILITIES

3.1 Assumed Liabilities. Effective as of the Closing Date and excepting any Liabilities arising out of Seller’s gross negligence or willful misconduct, Buyer will assume and agree to pay, perform, and/or discharge the following Liabilities (the “Assumed Liabilities”).

(a) all Liabilities arising out of or in connection with the ownership, operation, maintenance, or other use of the Transferred Assets from and after the Closing Date, including without limitation all such Liabilities arising under the terms of the Contracts; and

(b) all Liabilities specifically assumed by Buyer under this Agreement, including without limitation any Assumed Liabilities listed in Schedule K to this Agreement.

3.2 Retained Liabilities. Except for any Liabilities arising out of Buyer’s gross negligence or willful misconduct, Seller will retain all Liabilities, including Environmental Liabilities, arising out of or in connection with the ownership, operation, maintenance, or other use of the Transferred Assets prior to the Closing Date (the “Retained Liabilities”), except for the Assumed Liabilities, and will agree to pay, perform, and/or discharge such Retained Liabilities.

3.3 Costs and Expenses of Operating the Pilot Facility. Seller shall be responsible for paying all Operating Costs (as defined in the OM&L Agreement) and any other direct costs and expenses related to the Pilot Facility incurred prior to Closing (the “Pre-Closing Operating Costs”) by first utilizing funds available in the existing bank account established by Seller to cover Pilot Facility payables. Seller will close out the petty cash fund related to the Pilot Facility and disburse the remaining proceeds to Buyer.

(a) Within ten (10) calendar days of Closing, Seller shall provide Buyer with a reconciliation statement indicating current accounting of Operating Costs due as well as committed and payable by Buyer to Seller (or vice versa), with the exception of costs related to services rendered under the Personnel Services Agreement. Seller will invoice Buyer separately for services rendered under the Personnel Services Agreement set forth as Schedule N hereto from Closing onward. The obligations of Sasol to make payments for all of the Pre-Closing Operating Costs shall survive until such payment obligations have been satisfied in full.

(b) Within sixty (60) days of Closing, Seller will issue a final reconciliation statement to Buyer. In the event that the advances made by Sasol under the OM&L Agreement exceed the Pre-Closing Operating Costs paid by Seller and for which Sasol is liable under the OM&L Agreement, then the remaining balance in the existing bank account established by Seller to cover Pilot Facility payables will be distributed to Buyer, excluding outstanding checks by wire to the following bank account;

Sasol North America Inc.

Bank,

ABA Number:

Account Number:

SWIFT Code:

(c) In the event that the Pre-Closing Operating Costs for which Sasol is liable under the OM&L Agreement exceeds the funds in the existing bank account established by Seller to cover Pilot Facility payables, then Sasol or Buyer shall pay the difference to Seller within fifteen (15) calendar days.

3.4 Taxes.

(a) Payment of Taxes. For purposes of apportioning Taxes between Seller and Buyer, all ad valorem Taxes, real and personal property Taxes and similar obligations attributable to the Transferred Assets with respect to a tax period in which the Closing Date occurs shall be paid by the Buyer; provided however, in the event that Sasol has paid for any such taxes under the OM&L Agreement, then Buyer shall be given credit or refund therefore to avoid any result whereby Buyer and Sasol make payments, directly and/or indirectly, of any such taxes in excess of one hundred percent (100%) of the amount thereof.

(b) Sales and Use Taxes. Buyer will be responsible for paying all applicable Oklahoma sales and use Taxes arising from Buyer’s purchase of the Transferred Assets, including assessed interest and penalties. Buyer shall submit an Oklahoma sales and use tax return to Seller for Seller’s approval and upon such approval, Seller will execute the return and deliver it to Buyer at Closing. Buyer will then file such return and make payment of the taxes due and owing directly to the Oklahoma Tax Commission and Buyer will provide Seller with copies of the return and the payment. Buyer will timely remit the amount owing to the appropriate Governmental Authority in accordance with applicable Law. Buyer and Seller will reasonably cooperate to eliminate or reduce the assessment of sales or use Taxes, to obtain all available exemptions from sales and use Taxes on Buyer, to obtain all available exemptions for Buyer from sales and use Taxes, and to protest and appeal any proposed assessment of additional sales and use Taxes on Buyer. Buyer will pay all out of pocket expenses (including attorneys’ fees) incurred by Seller in connection with such appeal or protest.

(c) Cooperation. Buyer and Seller will cooperate with each other and with each other’s respective Representatives (defined in Subsection 12.1), including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return or report and any Tax claim or Action in respect of the Transferred Assets that include whole or partial taxable periods, activities, operations, or events on or prior to Closing, which cooperation will include making available employees, if any, or original documents, or either or both, for the purpose of providing testimony and advice.

4.	ENVIRONMENTAL REVIEW

4.1 Inspection of the Transferred Assets.

(a) Inspection. Buyer has conducted on-site inspections, studies, surveys, analyses and tests, including of soil and groundwater, of the Site, the Pilot Facility, the Equipment and the other Transferred Assets associated therewith. Buyer shall promptly after receipt thereof provide a copy to Seller of any reports, results, or other information resulting from Buyer’s on-site inspections, studies, surveys, analyses and tests allowed pursuant to this Subsection 4.1 (a).

(b) Environmental Investigations. At any time, either Seller or Buyer may undertake an environmental due diligence investigation in order to establish a contamination base-line for the Site. Each Party will allow the other Party and its contractors full and unrestricted access to the Site to allow the due diligence investigation to be performed. Buyer shall be responsible to ensure that it obtains all necessary environmental permits and any other regulatory licenses, waivers or permits required to operate the Transferred Assets for the purposes intended by Buyer. Seller agrees that it shall provide reasonable assistance to Buyer in obtaining the necessary permits and licenses.

(c) Notice of Environmental Law Violations. Each Party must promptly notify the other Party of any condition which it reasonably believes to constitute a violation or potential violation of an Environmental Law that is discovered during the course of its environmental due diligence investigation of the Site and the Transferred Assets. If a condition requires filing a report with a Governmental Authority, Seller, rather than Buyer, will prepare and file the necessary report unless Buyer is otherwise required by Law to file such report. Even if Seller must file the report, Buyer will assist with preparation of the documents for submittal.

(d) Confidentiality. Buyer and its Representatives agree to maintain as confidential (in accordance with the Confidentiality Agreement (defined in Section 8.2)) any test results, data, reports, or other information acquired during Buyer’s environmental on-site inspection of the Transferred Assets.

4.2 Environmental Defects.

(a) Environmental Standard. For purposes of this Agreement, an “Environmental Defect” will exist with respect to the Site or any of the Transferred Assets if the condition at the Site or of any such Transferred Assets or their use in connection with Seller’s ownership or operation of the Seller’s business before Closing violates or is required to be addressed under any applicable Environmental Law, and any such condition would result in Seller (or Buyer after Closing) expending at least twenty-five thousand U.S. Dollars ($25,000) to return to or achieve compliance or obtain closure in connection with such matter.

(b) Alleged Environmental Defects. Each Party will notify the other Party promptly upon becoming aware of any matter it considers to be an Environmental Defect (an “Alleged Environmental Defect”). The notice of Alleged Environmental Defect(s) (“Environmental Defect Notice”) must include: (i) a detailed description of the Alleged Environmental Defect; (ii) a copy of all data and information reasonably pertaining to the Alleged Environmental Defect; and (iii) the notifying Party’s good faith and commercially reasonable calculation, based on information presently available, of the estimated cost to return to or achieve compliance and/or the amount by which the Alleged Environmental Defect diminishes the value of the affected Transferred Assets, Seller and Buyer agree to meet as soon as possible after an Environmental Defect Notice and to work in good faith to reach an agreement on whether the Alleged Environmental Defect is actually an Environmental Defect and, if so, then any necessary action to be taken to account for the Environmental Defect.

(c) Actions in Response to Environmental Defect Notices. If Seller and Buyer agree that remediation of the Environmental Defect is warranted, Seller shall promptly commence such remediation and continue such remediation until it is complete to the mutual satisfaction of the Parties and any applicable Government Authority with jurisdiction thereof. If Seller and Buyer do not reach an agreement after meeting to discuss the Environmental Defect Notice, then either Party may initiate arbitration in accordance with Section 11 hereof.

5.	SELLER’S REPRESENTATIONS AND WARRANTIES

5.1 General. Seller represents and warrants to Buyer that all of the following representations and warranties in this Article 5 are true and correct on the Closing Date, unless otherwise specified in any such representation or warranty.

5.2 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and it has all requisite corporate authority to own, lease and operate the Pilot Facility and such other Transferred Assets owned, leased and/or operated by Seller. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in Oklahoma.

5.3 Authority. Pursuant to the approval of Seller’s Board of Directors, a copy of the resolutions of which have been provided to Buyer, Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by Seller, to consummate the transactions contemplated hereby and thereby, and to perform all of the terms and conditions to be performed by it as provided for in this Agreement and the Transaction Documents, No other act or proceeding on the part of Seller is necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.4 Governmental Authorizations. Seller possesses all material consents and other authorizations required by applicable Law from Governmental Authorities for Seller’s ownership, operation, and other use of the Transferred Assets, other than any such consent or authorization for which the failure to obtain would not impair or impede in any material respect Buyer’s ownership, operation, or other use of the Transferred Assets.

5.5 Liens. Except for the Permitted Encumbrances and any contested Liens listed in Schedule L, none of the Transferred Assets is subject to any Encumbrance.

5.6 Contracts and Records. The Contracts listed on Schedule D are in full force and effect in all material respects; there are no other contracts which by their nature will be binding upon Buyer arising by, through or under Seller; and there is no unresolved material default or breach of any of the Contracts. Seller has provided or otherwise made available to Buyer correct and complete copies of the Contracts. The Records listed on Schedule E constitute all records that Seller has in its possession and currently uses to own and operate the Transferred Assets

5.7 Permits. Schedule F contains a true and complete list of all Permits required and/or used by Seller in the operation of the Transferred Assets. Prior to the date hereof, the Company has made available to the Buyer true and complete copies of all such Permits. Seller has all necessary Permits, and has made all necessary filings, applications, and registrations with all Governmental Authorities, for the Seller’s ownership and current operation of the Transferred Assets, and no event has occurred or condition or state of facts exists which constitutes, or after notice or lapse of time or both, would result in revocation or termination of, or would materially affect Seller’s rights under, any such Permit.

5.8 Litigation Matters / Other Actions. Except for those matters listed in Schedule M: (a) there are no litigation matters or other Actions pending or to Seller’s knowledge, threatened against Seller that relate to, affect or concern any of the Transferred Assets, and (b) there are no Orders outstanding that relate to, affect or concern or, to the Seller’s knowledge, threatened that relate to, affect or concern any of the Transferred Assets.

5.9 Brokers. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transaction based on arrangements made by or on behalf of Seller.

5.10 Taxes.

(a) All Tax Returns required to be filed by Seller with any Governmental Authority on or before the Closing Date with respect to the Transferred Assets have been timely filed and all such Tax Returns are true, correct, and complete in all material respects. All Taxes shown as due on such Tax Returns have been (or will be) paid in full at the time such Taxes were (or will be) due and payable, and there are no waivers of any statute of limitations with respect to the filing of any Tax Return by Seller related to the Transferred Assets.

(b) Seller has not received any written notice from any Governmental Authority relating to any material issue which could affect the Tax liability of Seller with respect to the Transferred Assets or which could reasonably be expected to materially increase the Taxes related to the Transferred Assets for any period ending after the Closing Date.

(c) With respect to the Transferred Assets, no written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return that Seller is or may be subject to taxation in that jurisdiction.

5.11 Compliance with Laws. Seller is in material compliance with all Laws applicable to the ownership and current operation of the Transferred Assets.

5.12 Disclaimer. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY AND FIXTURES (INCLUDING THE PILOT FACILITY AND THE EQUIPMENT) INCLUDED IN THE TRANSFERRED ASSETS ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS WITH ALL FAULTS” TO BUYER. SELLER MAKES NO AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND TO BUYER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION WITH RESPECT TO USE OF SELLER’S TECHNOLOGY OR EQUIPMENT HEREUNDER. BUYER AND SELLER AGREE THAT THIS AGREEMENT DOES NOT TRANSFER ANY ASSETS OF SELLER OTHER THAN THE TRANSFERRED ASSETS.

5.13 Other Rights in Real Estate. Except for the Existing Lease, there are no other interests in real property, such as easements, rights of way, servitudes, licenses or other interests in real property related to the use of the Site held by Seller and/or used for or relating to the ownership, operation, or other use of the Pilot Facility or the improvements thereon.

6.	BUYER’S REPRESENTATIONS AND WARRANTIES

6.1 General. Buyer represents and warrants to Seller that all of the following representations and warranties in this Article 6 are true and correct on the Closing Date, unless otherwise specified in any such representation or warranty.

6.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and it has all requisite corporate authority to own and operate the Transferred Assets. Buyer is duly licensed or qualified to do business and is in good standing in all jurisdictions where such authorization or qualification is recognized and required, except where the failure to be so authorized or qualified or in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to materially impair, delay, or prevent the consummation of the Transaction.

6.3 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by Buyer, to consummate the transactions contemplated hereby and thereby, and to perform all of the terms and conditions to be performed by it as provided for in this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents by Buyer, the performance by Buyer of all of the terms and conditions to be performed by it, and the consummation of the transactions contemplated hereby and thereby has been duly authorized and approved by all necessary entity action on the part of Buyer. No other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.4 No Violations. Buyer’s consummation of the Transaction will not (a) violate or result in a breach of any provision of the applicable organizational documents of Buyer, or (b) breach or violate, or result (with the giving of notice or the lapse of time) in the breach, violation, acceleration, or termination of any contract, Lien, note, lease, license, Law, authorization, judgment, or order to which Buyer is a party or by which Buyer or any of Buyer’s assets are bound or subject, except for any such breach, violation, acceleration, or termination that would not prevent the consummation of the Transaction by Buyer, or result in Seller incurring any Loss or Liability in connection therewith.

6.5 Consents. Except for (i) consents and approvals to closing set forth herein, and (ii) consents, approvals, orders, authorizations, registrations, declarations, or filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to impair, delay, or prevent the consummation of the Transaction, no consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the consummation by Buyer of the Transaction.

6.6 Government Authorizations. Buyer has have obtained, and submitted to or filed with the applicable Governmental Authorities, all material bonds and other financial sureties required by applicable Law, and Buyer has obtained all material authorizations required by applicable Law to conduct operations in the State of Oklahoma.

6.7 Brokers. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transaction based on arrangements made by or on behalf of Buyer.

6.8 Sufficiency of Funds. At the Closing, Buyer will have necessary funds available to pay the Purchase Price.

7.	COVENANTS

7.1 Filing and Recording Instruments of Transfer. Notwithstanding any other provisions of this Agreement to the contrary, Buyer will be solely responsible for the filing and recording of all assignments, conveyances, and other instruments (including the Assignment and Bill of Sale) required to convey title to the Transferred Assets to Buyer in the appropriate records of Governmental Authorities, and the payment of all required documentary, filing, and recording fees and expenses incurred in connection therewith. Buyer will supply Seller with a true and accurate photocopy of all the recorded and filed assignments within a reasonable period of time after they are available. Buyer will be responsible for timely obtaining all applicable consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title to the Transferred Assets and all costs and fees associated therewith.

7.2 Excluded Assets. Seller has removed all Excluded Assets from the Site prior to the Closing Date, at its cost. If Seller has failed to do so, Buyer may remove the Excluded Assets after having given Seller thirty (30) days notice that it intends to do so, in which case Seller shall be liable for the reasonable costs of the removal.

8.	ADDITIONAL AGREEMENTS

8.1 OM&L Agreement. Seller hereby consents to the assignment of the OM&L Agreement by Sasol to Buyer in accordance with Section 15.8 of the OM&L Agreement. Notwithstanding any provision contained herein to the contrary, excepting only provisions of Sections 3.3 and 10.1, the parties hereby agree and acknowledge that the OM&L Agreement shall terminate as of the Closing Date and that the rights, duties, obligations of the parties thereto shall terminate or survive in strict accordance with the terms and conditions of the OM&L Agreement. The potential payments by Seller to Buyer under Section 3.3 hereof will be treated as if paid to Sasol for determining any amounts due and owing under the OM&L Agreement.

8.2 Assignment of Technology Rights Agreement; Confidentiality Agreement. The Parties hereby ratify, affirm and confirm that the Technology Rights Agreement concluded between the Parties and dated December 9, 2008 (the “TRA”) remains in effect after Closing and further agree that the confidentiality obligations set out in the TRA shall apply to the terms and conditions of this Agreement (the “Confidentiality Agreement”), including, without limitation: (a) all documents, materials, and other information that Buyer obtains regarding Seller or the Transferred Assets during the course of the negotiations leading to the consummation of the Transaction (whether obtained before or after the date hereof), any investigations made in connection therewith, and the preparation of this Agreement, the Schedules, and related documents; and (b) all analyses, reports, compilations, evaluations, and other materials prepared by Buyer or its legal counsel, accountants, financial advisors, or other Representatives that contain or otherwise reflect or are based upon, in whole or in part, such information.

8.3 Exceptions to Confidentiality Agreement. Notwithstanding Section 8.2 above, the Parties may disclose information in accordance with the following provisions:

(a) Legal Disclosure Requirements. Each Party may make such disclosures as are required by Law including without limitation pursuant to an order or requirement of a court, administrative agency or other governmental body, such as to the Securities Exchange Commission and the South African Reserve Bank;

(b) Discussions with Relevant Third Parties by Buyer. Before and after the Closing, Buyer and Seller may disclose such information to third parties as is necessary to prepare for and effectuate the transfer of ownership of the Transferred Assets, including without limitation disclosures to:

(i) the Landlord with regard to negotiation of the New Lease or the termination of the Existing Lease;

(ii) Governmental Authorities whose consent to the Transaction or part thereof is required, such as a transfer or reissuance of permits, licenses or other authorizations; and

(iii) other parties to the Contracts whose consent is required for the assignment of such contract.

8.4 New Lease.

(a) The Existing Lease. The Site is currently leased by Seller from Cust-O-Fab Service Company, LLC (“Landlord”) to Seller under the terms of a lease agreement dated May 14,2002 (the “Existing Lease”).

(b) Consummation of New Lease for the Site. Seller and Buyer have obtained the Landlord’s consent to: (i) the termination of the Existing Lease between Seller and the Landlord with respect to the Site (the “Termination of Lease Agreement”) and (ii) the execution of a lease agreement between Buyer and the Landlord on substantially the same terms as the Existing Lease or on other terms and conditions, as determined by Buyer, for the lease of the Site (the “New Lease”).

(c) Liability Related to the Existing Lease. Except as provided in the OM&L Agreement, in no event shall Buyer be required to assume or have any responsibility for any liability of Seller to the Landlord under the Existing Lease, or any liability to any third party by virtue of Seller’s occupation of the Site, excluding liabilities arising solely from Buyer’s acts or omissions, and accordingly, Seller indemnifies Buyer for any such claim by the Landlord or any such third party.

(d) Delivery of Termination of Lease Agreement and New Lease. Seller and Buyer have obtained the agreement of the Landlord to the following terms: (i) Landlord will deliver the executed Termination of Lease Agreement to Buyer to be held in escrow until Buyer has executed and delivered to the Landlord the New Lease; and (ii) upon the execution and delivery of the New Lease by Buyer to the Landlord, then Buyer may deliver the executed Termination of Lease Agreement to Seller.

8.5 Licenses and Other Agreements. Seller, at Buyer’s cost and expense, shall use its commercially reasonable efforts to assist Buyer in having all Permits and Contracts related to the Transferred Assets assigned or transferred to Buyer to ensure the uninterrupted operation of the Pilot Facility.

8.6 Personnel Services. At Closing, Buyer and Seller shall enter into the Personnel Services Agreement for the Tulsa Pilot Plant Facility which is attached as Schedule N.

8.7 Records. Except as provided for elsewhere in this Agreement, Seller will furnish to Buyer all Records (as defined in Subsection 2.1(d)); provided however, Seller will be entitled to retain copies of any or all such Records and to retain as long as needed the originals of any Records required in connection with any Action or other proceeding pending or threatened against Seller or the Transferred Assets as of the Closing Date. In the event Seller retains originals of any Records hereunder, copies of such Records will be furnished to Buyer. Notwithstanding the foregoing, Seller will furnish to Buyer any and all Records retained by Seller within thirty (30) days after Seller’s need for said Records ceases. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of seven (7) years or as may be required by law after the Closing and to afford Seller reasonable access to the Records as requested by Seller. Seller has caused all Records related to the Transferred Assets to placed on Site and will transfer to Buyer all Records on Site at or prior to Closing.

8.8 Further Assurances and Cooperation. After the Closing, the Parties agree to sign, acknowledge, and deliver such instruments and take such other action as may be reasonably necessary or advisable to carry out their respective obligations under this Agreement. The Parties will cooperate with each other in connection with the preparation by the Parties of any report (including Tax Returns) to any Governmental Authority that is required of the Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions described in this Agreement. Each Party will use its reasonable efforts to take, or to cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the Transaction, including: (a) cooperating to determine whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from Persons to any agreements and orders, in connection with the consummation of the Transaction; and (b) cooperating in seeking and obtaining any such actions, consents, approvals, or waivers.

9.	CLOSING

9.1 Closing Date. The purchase and sale of the Transferred Assets (the “Closing”) will be closed and consummated on date of execution of this Agreement (the “Closing Date”) and simultaneously therewith and shall be completed when:

(a) all of Buyer’s Closing Deliveries documents have been delivered to or waived by Seller pursuant to Section 9.2 hereof;

(b) all of Seller’s Closing Deliveries have been delivered to or waived by Buyer pursuant to Section 9.3 hereof; and

(c) the Landlord’s deliveries have been delivered pursuant to Section 9.4 hereof.

The Parties anticipate consummating the Closing by electronic transmission of copies of all required signature pages, which the Parties agree will have the full force and effect of delivery of original executed documents, with the signed original versions of the signature pages to be delivered to the other Party as soon as reasonably possible. The purchase and sale of the Transferred Assets will be effective as of the Closing Date.

9.2 Buyer’s Closing Deliveries. On the Closing Date, Buyer will deliver, or will cause to be delivered, to Seller the following:

(a) Buyer shall pay the Purchase Price (the “Closing Payment”) by confirmed wire transfer of immediately available funds to a bank account or accounts to be designated by the Party receiving such payment.

(b) two (2) executed and properly acknowledged originals of each of the following documents:

(i) Assignment and Bill of Sale;

(ii) Personnel Services Agreement;

(c) a written certificate acknowledging receipt of the Transferred Assets;

(d) a written certificate from an officer or director of Buyer certifying that (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (other than those representations and warranties of the Buyer that are qualified as to materiality, which will be true and correct in all respects) in and as of the Closing Date; (ii) Buyer has performed and complied with all obligations, agreements, terms, conditions, and covenants to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date; and (iii) to the knowledge of Buyer, no Law is in effect that enjoins, restrains, conditions, makes illegal, or otherwise prohibits consummation of the Transaction, and there are no pending Actions seeking to enjoin, restrain, condition, make illegal, or otherwise prohibit consummation of the Transaction;

(e) all other instruments ancillary to those set forth in this Agreement as are necessary to carry out Buyer’s obligations under this Agreement.

Items (a) through (e) of this Section 9.2 shall hereinafter be referred to as “Buyer’s Closing Deliveries”.

9.3 Seller’s Closing Deliveries. On the Closing Date, Seller will deliver, or will cause to be delivered, to Buyer the following:

(a) two (2) executed and properly acknowledged originals of each of the following documents:

(i) Assignment and Bill of Sale;

(ii) Personnel Services Agreement;

(b) Once the Closing Payment is received, a written certificate acknowledging receipt of the Closing Payment;

(c) copies and/or originals of the Records;

(d) a written certificate from an officer or director of Seller certifying that (i) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (other than those representations and warranties of Seller that are qualified as to materiality, which will be true and correct in all respects) in and as of the Closing Date, unless otherwise specified in any such representation or warranty; (ii) subject to the Permitted Encumbrances, Seller has satisfied at or before the Closing all mortgages, judgments, or other liens against or security interests in the Site or Transferred Assets; (iii) Seller has performed and complied with all obligations, agreements, terms, conditions, and covenants to be performed or complied with by Seller under the terms of this Agreement on or prior to the Closing Date; and (iv) to the knowledge of Seller, no Law is in effect that enjoins, restrains, conditions, makes illegal, or otherwise prohibits consummation of the Transaction, and there are no pending Actions seeking to enjoin, restrain, condition, make illegal, or otherwise prohibit consummation of the Transaction;

(e) to the extent the Permits are transferable, all documentation required to effect an assignment or transfer of the Permits; and

(f) all other instruments ancillary to those set forth in this Agreement as are necessary to carry out Seller’s obligations under this Agreement.

Items (a) through (f) of this Section 9.3 shall hereinafter be referred to as “Seller’s Closing Deliveries’’.

9.4 Landlord’s Deliveries. On the Closing Date, Buyer will deliver, or will cause to be delivered, the following:

(a) To Landlord, the New Lease fully executed by Buyer, effective as of the Closing Date;

(b) To Seller, the Termination of Lease Agreement executed by the Landlord, effective as of the Closing Date.

Items (a) and (b) of this Section 9.4 shall hereinafter be referred to as “Landlord’s Deliveries”.

10.	INDEMNIFICATION

10.1 Existing Indemnities. The Parties acknowledge that the OM&L Agreement contains indemnification provisions and agree that such provisions shall survive Closing and the expiration or termination of the OM&L Agreement for a period of eighteen (18) months from the Closing Date. To the extent that there are any inconsistencies or conflicts between the indemnification provisions in the OM&L Agreement and this Agreement, the Parties agree that the provisions of this Article 10 shall supersede and control.

10.2 Seller’s Indemnity Obligation. Provided Buyer furnishes Seller with a Claim Notice (defined in Subsection 10.5(a)) within the Survival Period (if any) or the applicable statutory period of limitations, whichever is shorter, and subject to the limitations set forth in Subsection 10.5(a), Seller will release and will protect, defend, indemnify, reimburse, and hold harmless Buyer and Buyer’s and its Affiliates and each of their respective directors, members, partners, managers, officers, agents, representatives, and employees (the “Buyer Indemnified Parties”) for, from, and against any Loss or Action incurred, suffered, or brought against any of the Buyer Indemnified Parties to the extent that such Loss or Action arises from or in connection with (a) any breach or default by Seller of any representation or warranty made by Seller in this Agreement, (b) any breach or default by Seller of any covenant or agreement made and/or assumed by Seller in this Agreement (including any agreements pursuant to Section 3.4 (Taxes)), (c) any Retained Liabilities, or (d) any Excluded Properties, in each instance described in (a) through (d) regardless of (excepting the gross negligence or willful misconduct of Buyer Indemnified Parties) the negligence, strict liability (including strict liability arising under environmental laws) or other fault or responsibility of Buyer, any other Buyer Indemnified Party, Seller or any other Person.

10.3 Buyer’s Indemnity Obligation. Provided Seller furnishes Buyer with a Claim Notice within the Survival Period (if any) or the applicable statutory period of limitations, whichever is shorter, Buyer will release and will protect, defend, indemnify, reimburse, and hold harmless Seller and Seller’s and its Affiliates and each of their respective directors, members, partners, managers, officers, agents, representatives and employees (the “Seller Indemnified Parties”) for, from, and against any Loss or Action incurred, suffered, or brought against any of the Seller Indemnified Parties to the extent that such Loss or Action arises from or in connection with (a) any breach or default by Buyer of any representation or warranty made by Buyer in this Agreement, (b) any breach or default by Buyer of any covenant or agreement made and/or assumed by Buyer in this Agreement, or (c) any Assumed Liabilities, in each instance described in (a) through (c) regardless of (excepting the gross negligence or willful misconduct of Seller Indemnified Parties) the negligence, strict liability (including strict liability arising under environmental laws) or other fault or responsibility of Seller, any other Seller Indemnified Party, Buyer or any other Person.

10.4 Indemnification Procedure.

(a) Notice. If either Party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such Party (the “Indemnified Party”) will provide a Claim Notice to the other Party (the “Indemnifying Party”) specifying the claim (including a copy of the claim if it was a written claim), and thereafter, the Indemnified Party may exercise any remedies available to it under this Agreement; provided, however, the failure of an Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of any obligations hereunder, to the extent the Indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an Indemnified Party of written notice of the commencement of any Action with respect to which an indemnification claim may be made against an Indemnifying Party, the Indemnified Party must give written notice to the Indemnifying Party of the commencement of such Action; provided, however, the failure of an Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of any obligations hereunder, to the extent the Indemnifying Party is not materially prejudiced thereby.

(b) Defense. If any Action is brought against an Indemnified Party, the Indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of the Indemnifying Party’s election to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the Indemnifying Party fails to assume the defense of such Action to protect the Indemnified Party. Notwithstanding anything to the contrary in this Subsection 10.4(b), the Indemnified Party will be entitled to select its own counsel and assume the defense of any Action brought against it, at the Indemnifying Party’s expense if (i) the court in which such Action is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Party with respect to such Action or (ii) if there is one or more defenses that could be asserted by the Indemnified Party that could not be asserted by the Indemnifying Party or the Indemnifying Party’s counsel (on the Indemnified Party’s behalf). The expenses of such defense to be paid by the Indemnifying Party shall be limited to the expenses of one law firm in each state in which an action has been filed. As a condition to the Indemnifying Party’s obligations hereunder, the Indemnified Party will in good faith cooperate with and assist the Indemnifying Party in the prosecution or defense of such indemnified Action at the expense of the Indemnifying Party. No Indemnifying Party will consent to entry of any judgment or enter into any settlement with respect to an indemnified Action either: (i) without the consent of the Indemnified Party, which consent will not be unreasonably delayed, conditioned or withheld; or (ii) unless such judgment or settlement includes the claimant or plaintiff giving the Indemnified Party an unconditional release from all liability with respect to such Action. No Indemnified Party will consent to entry of any judgment or enter into any settlement of any indemnified Action, the defense of which has been assumed by an Indemnifying Party, without the consent of such Indemnifying Party, which consent will not be unreasonably delayed, conditioned or withheld.

10.5 Limitations.

(a) Notice of Claims; Survival. Notwithstanding anything in this Agreement to the contrary, no claim for any Loss or Liability incurred by either Party may be asserted, nor may any Action be commenced against either Party, for breach of any representation, warranty, covenant, or agreement unless notice thereof is received (a “Claim Notice”) in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before eighteen (18) months from the Closing Date for all matters except Claims for Environmental Defects, which period shall be two (2) years from the Closing Date, (the “Survival Period”).

(b) No Double Recovery; Mitigation. Notwithstanding anything in this Agreement to the contrary, neither Party will have any obligation to the other Party under this Article 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price under the terms of this Agreement, to the extent of such adjustment. The Indemnified Party shall use commercially reasonable efforts to avoid and minimize the Losses and Liabilities arising out of, based upon, attributable to or resulting from any claims made pursuant to this Article 10, and the Indemnifying Party shall not be required to indemnify, defend or hold harmless any Indemnified Party for any Loss or Liability that would reasonably be expected to have been avoided if such efforts had been made.

(c) Subrogation. Upon making any payment to an Indemnified Party pursuant to this Article 10, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of all Losses, Liabilities, and Actions to which the payment relates.

(d) Sole and Exclusive Remedy. Article 10 provide the sole and exclusive remedy of the Parties with regard to matters covered hereby (or thereby) or otherwise with respect to: (i) this Agreement or (ii) the alleged breach of this Agreement; provided that nothing in this Subsection 10.5(d) shall prevent either Party from seeking injunctive or equitable relief, including, but not limited to, specific performance.

(e) No Consequential Damages. Each of the Parties hereby waives, and agrees not to seek, consequential, punitive, or special damages of any kind with respect to any Losses or Actions arising from or in connection with this Agreement or breach thereof. This Subsection 10.5(e) will not diminish or affect in any way the Parties’ rights and obligations under the indemnities provided for in this Agreement.

11.	ARBITRATION

11.1 General. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement will be settled by binding arbitration in accordance with the provisions of this Article 11. This Section 11.1 shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction.

11.2 Disputes. The Parties’ agreement to arbitrate covers all disputes, controversies, or claims with respect to the terms, performance, breach, alleged breach, or interpretation of this Agreement. The arbitrators selected according to the procedures set forth in this Article 11 will determine the arbitrability of any matter brought to them, and their decision will be final and binding on the Parties.

11.3 Location / Governing Law. The arbitration will take place in Tulsa, Oklahoma. The governing law for the arbitration will be the Law of the State of Oklahoma which shall be the law governing this Agreement, without reference to its conflicts of laws provisions.

11.4 Selection of Arbitrators. There will be three (3) arbitrators, unless the Parties are able to agree on a single arbitrator. In the absence of such agreement within forty-five (45) days after the initiation of an arbitration proceeding, Seller will select one (1) arbitrator and Buyer will select one (1) arbitrator, and those two (2) arbitrators will then select, within forty- five (45) days, a third arbitrator. If those two (2) arbitrators are unable to select a third arbitrator within such forty-five (45) day period, a third arbitrator will be appointed by the commercial panel of the American Arbitration Association (“AAA”). The decision in writing of at least two (2) of the three (3) arbitrators will be final and binding on the Parties.

11.5 Rules. The arbitration will be administered by the AAA. The rules of arbitration will be the Commercial Arbitration Rules of the AAA, as modified by any other instructions that the Parties may agree upon at the time. If there is any conflict between the Commercial Arbitration Rules and the provisions of this Article 11, the provision of this Article 11 will prevail.

11.6 Substantive Law. The arbitrators will be bound by and will strictly enforce the terms of this Agreement and may not limit, expand, or otherwise modify its terms. The arbitrators will make a good faith effort to apply substantive applicable Law, but an arbitration decision will not be subject to review because of errors of law. The arbitrators will be bound to honor claims of privilege or work product doctrine recognized at law, but the arbitrators will have the discretion to determine whether any such claim of privilege or work product applies.

11.7 Decision. The arbitrators’ decision will provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators will not have the power to award damages in connection with any dispute in excess of actual compensatory damages and will not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under this Agreement.

11.8 Expenses. Each Party will bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the Parties will share equally in the fees and expenses of the AAA and the arbitrators.

11.9 Remedies / Award. The arbitrators will have the power and authority to award any remedy or judgment that could be awarded by a court of law in Oklahoma. The award rendered by arbitration will be final and binding on the Parties, and judgment on the award may be entered in any court of competent jurisdiction in the United States.

12.	DEFINITIONS

12.1 Defined Terms. For purposes of this Agreement, the following terms and variations thereof will have the meanings specified or referred to in this Section 12.1.

(a) “AAA” means the American Arbitration Association.

(b) “Action” means any action, petition, claim, litigation, suit, arbitration, formal inquiry, audit, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, or otherwise) by or before any arbitrator or Governmental Authority of similar Person.

(c) “Affiliate” or “Affiliates” mean any Person that controls, is controlled by, or is under common control with a Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(d) “Agreement” shall mean this Purchase and Sale Agreement.

(e) “Alleged Environmental Defect” shall have the meaning ascribed thereto in Section 4.2(b).

(f) “Assignment and Bill of Sale” shall have the meaning ascribed thereto in Section 2.5.

(g) “Assumed Liabilities” shall have the meaning ascribed thereto in Section 3.1.

(h) “Business Day” means a day that is not a Saturday, a Sunday, or any legal holiday on which banks in Tulsa, Oklahoma are authorized or required by Law to remain closed.

(i) “Buyer” shall mean Sasol (USA) Corporation.

(j) “Buyer’s Closing Deliveries” shall have the meaning ascribed thereto in Section 9.2.

(k) “Buyer Indemnified Parties” shall have the meaning ascribed thereto in Section 10.2.

(1) “Claim Notice” shall have the meaning ascribed thereto in Subsection 10.5(a).

(m) “Closing” shall have the meaning ascribed thereto in Section 9.1.

(n) “Closing Date” shall have the meaning ascribed thereto in Section 9.1.

(o) “Closing Payment” shall have the meaning ascribed thereto in Subsection 9.2(a).

(p) “Code” shall have the meaning ascribed thereto in Section 2.4.

(q) “Contracts” shall have the meaning ascribed thereto in Section 2.1(c).

(r) “Encumbrance” or “Encumbrances” shall mean any mortgage, pledge, easement, hypothecation, assignment, deposit arrangement, encumbrance, Lien (statutory or other), charge, or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, put right, or similar right or restriction of any kind or nature whatsoever, whether absolute or contingent (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing or other similar restriction or third-party right).

(s) “Environmental Law” means any Law applicable to the Site or the Transferred Assets, the primary purpose of which is the protection of the environment or human health and welfare with respect to any release, emission, discharge, spill, migration, storage, disposal, or presence of any contaminants, pollutants, or other deleterious substances, including all of the following federal Laws and amendments thereto, their implementing regulations, and all state and local Laws that regulate the same subject matter: (i) the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 USC 9601 et seq.; (ii) the Solid Waste Disposal Act, 42 USC 6901 et seq., including the Resource Conservation and Recovery Act (RCRA), 42 USC 6901, and the Laws governing underground storage tanks; (iii) the Toxic Substances Control Act (TSCA), 15 USC 2601 et seq., including those provisions governing use and disposal of Polychlorinated Biphenyls (PCBs); (iv) the Hazardous Materials Transportation Act (HMTA), 49 USC 1801 et seq.; (v) the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), 7 USC 136 et seq.; (vi) the Clean Air Act, 42 USC 7401 et seq.; (vii) the Clean Water Act, 33 USC 1251 et seq.; (viii) the Emergency Planning and Community Right-to-Know Act (EPCRA, SARA Title III), 42 USC 11001 et seq.; (ix) the Occupational Safety and Health Act (OSHA), 29 USC 651 et seq.; (x) the Safe Drinking Water Act, 42 USC 300f et seq.; (xi) the Federal Mine Safety and Health Act of 1977, 30 USC 801 et seq.; (xii) the Oil Pollution Act of 1990; and (xiii) the Pipeline Safety Improvement Act of 2002.

(t) “Environmental Defect” shall have the meaning ascribed thereto in Section 4.2(a).

(u) “Environmental Defect Notice” shall have the meaning ascribed thereto in Section 4.2(b).

(v) “Equipment” shall have the meaning ascribed thereto in Section 2.l(b).

(w) “Excluded Assets” shall have the meaning ascribed thereto in Section 2.2.

(x) “Existing Lease” shall have the meaning ascribed thereto in Section 8.4(a).

(y) “GAAP” shall mean the generally accepted accounting principles, as recognized by the United States Financial Accounting Standards Board.

(z) “Governmental Authority” means any nation or government (foreign, U.S. federal, state, or local), any state or other political subdivision thereof, any legislative, executive, or judicial unit or instrumentality of any governmental entity (foreign, U.S. federal, state, or local) or any department, commission, board, agency, bureau, official, or other regulatory, administrative, or judicial authority thereof, or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, regulatory, arbitral, or administrative functions of or pertaining to government.

(aa) “Indemnified Party” shall have the meaning ascribed thereto in Section 10.4(a).

(bb) “Indemnifying Party” shall have the meaning ascribed thereto in Section 10.4(a).

(cc) “Law” means any law, statute, ordinance, rule, regulation, restriction, approval, directive, writ, award, code, order, judgment, injunction, or decree of or issued by any Governmental Authority, in all cases as such may be amended, modified, extended, or reenacted.

(dd) “Landlord’s Deliveries” shall have the meaning ascribed thereto in Section 9.4.

(ee) “Liability” means, with respect to any Person, any liability (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAW), duty, debt or obligation of such Person of any kind, character, or description, and any absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, vested or unvested, known or unknown, disclosed or undisclosed, fixed or unfixed, executory, determined, determinable, unsecured, unasserted, conditional, inchoate, implied, vicarious, joint, several, secondary liability or otherwise, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(ff) “Lien” means any lien, mortgage, pledge, deed of trust, indenture, security interest, or charge against, covering, affecting, or encumbering any property to secure the payment of a debt or performance of an obligation or understanding.

(gg) “Loss” means any loss (including injury to or death of any natural Person), claim (including claims for pollution and environmental damage of any kind and incidental, consequential, special and punitive damages related thereto), cause of action (including those based on negligence, or strict liability), Liability, damage (including damage to any property or resource), harm, deficiency, cost (including environmental remediation and cleanup costs), expense (including reasonable attorneys’ fees and expenses, costs of investigation, attorneys’ fees, experts’ fees, consultants’ fees), fine, penalty, judgment, settlement, award, assessment, or diminution of value.

(hh) “OM&L Agreement” means the Operations, Maintenance and Lease Agreement between Sasol Technology (Pty) Ltd and Syntroleum Corporation dated December 9, 2008.

(ii) “Order” means any order, judgment, injunction, ruling, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any arbitrator, court, administrative agency or other Governmental Authority with jurisdiction.

(jj) “Ordinary Course of Business” – an action taken by a Person will be deemed to have been in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (ii) is similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(kk) “Permit” means a permit, license, certificate, approval, consent, waiver, concession, exemption, order, registration, notice, grant, warrant, franchise, or other authorization by a Governmental Authority issued to, or required to be obtained or maintained by, Seller in connection with its ownership, operation, maintenance or other use of the Transferred Assets, including any amendment, modification, limitation, condition, or renewal thereof.

(ll) “Permitted Encumbrances” means:

(i) consents to assignment and similar contractual provisions encumbering the Transferred Assets with respect to which, prior to Closing, waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting such rights has expired without an exercise of such rights;

(ii) rights reserved to or vested in any Governmental Authority having appropriate jurisdiction to control or regulate the Transferred Assets in any manner whatsoever, and all applicable Laws of any such Governmental Authority;

(iii) easements, rights of way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways, and structures on, over, and through the Transferred Assets, to the extent such rights, interests, or structures do not interfere with the operation of the affected Transferred Assets;

(iv) Liens for ad valorem taxes for the year of the Closing and subsequent years that are not ascertainable, due or payable;

(v) mechanic’s and materialman’s Liens relating to obligations not yet due or not yet delinquent or, if delinquent, are being contested by Seller in good faith in Seller’s Ordinary Course of Business to the extent that such contested Liens are listed in Schedule L;

(mm) “Person” means any individual, corporation, partnership, limited liability company, firm, association, joint venture, joint stock company, trust, unincorporated organization, or other entity, or any Governmental Authority.

(nn) “Personnel Services Agreement” shall refer to the agreement attached hereto as Schedule N.

(oo) “Pilot Facility” has the meaning ascribed thereto in Recital A.

(pp) “Pre-Closing Operating Costs” shall have the meaning ascribed thereto in Section 3.3 hereof.

(qq) “Purchase Price” shall have the meaning ascribed thereto in Section 2.3.

(rr) “Representative” means, with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

(ss) “Retained Liabilities” shall have the meaning ascribed thereto in Section 3.2.

(tt) “Sasol” shall mean Sasol Technology (Pty) Limited.

(uu) “Seller” shall mean SYNTROLEUM CORPORATION.

(vv) “Seller’s Closing Deliveries” shall have the meaning ascribed thereto in Section 9.3.

(ww) “Seller Indemnified Parties” shall have the meaning ascribed thereto in Section 10.3.

(xx) “Site” means the site situated at 1820 North 161st East Avenue, Tulsa Oklahoma where Syntroleum established the Pilot Facility for testing of its proprietary gas conversion processes and which Pilot Facility is currently leased to Sasol.

(yy) “Survival Period” shall have the meaning ascribed thereto in Section 10.5(a).

(zz) “Tax” means any federal, state, provincial, local or foreign income, alternative or add-on minimum, gross receipts, goods and services, transfer (including sales and use), gains, ad valorem, capital stock, franchise, profits, license, payroll, direct placement, employment, unemployment, excise, registration, severance, stamp, procurement, occupation, premium, escheat, environmental or windfall profit tax, custom, duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person, real and personal property taxes, and real property transfer taxes), and any Liability for any of the foregoing that arises as a transferee or successor), together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, governmental fee, assessment, or charge.

(aaa) “Tax Returns” shall have the meaning ascribed thereto in Section 2.4.

(bbb) “Technology Rights Agreement” or “TRA” means the Technology Rights Agreement between Seller and Sasol dated December 9, 2008.

(ccc) “Termination of Lease Agreement” shall have the mean ascribed in Subsection 8.4(b).

(ddd) “Transaction” shall have the meaning ascribed thereto in Recital E.

(eee) “Transaction Document” means each of the agreements contemplated pursuant to this Agreement which are delivered and executed by a Party at, or in connection with, the Closing.

(fff) “Transferred Assets” shall have the meaning ascribed thereto in Section 2.1.

12.2 Other Definitional Matters. All defined terms include both the singular and the plural, and any references to gender include the other gender. Words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Additionally, the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

13.	MISCELLANEOUS

13.1 Notice. All notices and other communications required, permitted, or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand-delivery or by facsimile or e-mail transmission. Date of service by mail and hand-delivery is the date on which such notice is received by the addressee and by facsimile or e-mail transmission is the date sent (as evidenced by confirmation of receipt), or if such date is not on a Business Day, then on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing.

If to Seller:	Syntroleum Corporation 5416 S. Yale, Suite 400 Tulsa, OK 74135

	Attention:	President
	Phone:	918-764-3408
	Fax:	918-592-7979
	E-mail:	groth@syntroleum.com

If to Buyer:
Manager: Tulsa GTL Pilot Plant Sasol (USA) Corporation 1820 N. 161st East Ave Tulsa, OK 74116 Tel: 918-

Copy to: Legal Department Sasol (USA) Corporation 900 Threadneedle, Suite 100 Houston, TX 77079

13.2 Public Announcements. Neither Seller nor Buyer will, without the consent of the other, which may be or withheld in such party’s sole discretion, make any press release or other public announcement concerning the existence of this Agreement or the terms of the Transaction, except as and to the extent that any such Party will be so obligated by Law or stock exchange disclosure requirements, in which case the other. Party will be advised and the Parties will use reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued. The Parties acknowledge that Seller will be required to make filings concerning the Transaction with the U.S. Securities and Exchange Commission in accordance with its rules and regulations.

13.3 Costs and Expenses. Except as otherwise provided in this Agreement, each Party will bear all the fees, costs, and expenses that it incurs in connection with the Transaction, whether or not the transaction is consummated.

13.4 Successors and Assigns. This Agreement will not be assigned, either in whole or in part, without the express written consent of the non-assigning Party; provided, however that no consent shall be required in connection with any assignment by Buyer of any of Buyer’s rights, interests and obligations in this Agreement to one (1) or more Affiliates of Buyer, so long as such assignment in no way limits Buyer’s obligations hereunder. The terms, covenants, and conditions contained in this Agreement will be binding upon and will inure to the benefit of Buyer and Seller and their respective successors and assigns.

13.5 No Joint Association. The Parties do not intend for this Agreement to create (and it will not be construed as creating) a joint venture, partnership, or any other type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

13.6 Waiver. Any term or condition within this Agreement may be waived at any time prior to the Closing Date by the Party that is entitled to the benefits thereof; provided, however, that such waiver will not be effective unless it is evidenced by a written instrument duly executed on behalf of such Party by its duly authorized officer or employee. The failure of either Party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision nor will it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every other provision. No waiver of any right in or breach of this Agreement will be held to constitute a waiver of any other right or subsequent breach.

13.7 Amendments and Severability. No amendments or other changes to this Agreement will be effective or binding on either of the Parties unless the same are in writing and signed by both Buyer and Seller. The provisions of this Agreement are severable, and, in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions will remain in full force and effect unless the deletion of such provision will cause this Agreement to become materially adverse to either Party, in which event the Parties will use reasonable commercial efforts to arrive at an accommodation that best preserves for the Parties the economic benefits and obligations of the offending provision.

13.8 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the Laws of the State of Oklahoma, without reference to its conflicts of laws provisions, as to all matters including matters of validity, construction, effect, enforceability, performance, and remedies.

13.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will confer on any Person other than the Parties and the indemnified parties and their respective successors, designees, or assigns any rights (including third-party beneficiary rights), remedies, obligations, or Liabilities under or by reason of this Agreement. This Agreement will not provide third parties with any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to the terms of this Agreement. No third party will have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any Action at law or equity for any matter governed by or subject to the provisions of this Agreement.

13.10 Construction of Agreement. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Accordingly, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, will not be applied in the interpretation and construction of this Agreement.

13.11 Entire Agreement. The agreement of Seller and Buyer, which consists of this Agreement, the Assignment and Bill of Sale, the Confidentiality Agreement, any attached Schedules and Exhibits, and any documents referred to herein and therein (specifically including without limitation, the OM&L Agreement, the TRA, and the Amended and Restated Technology Rights Agreement, in each instance, the terms and conditions of which are not superseded by this Agreement except as specifically provided herein), sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of such agreements, schedules, and exhibits.

13.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission will be deemed an original for all purposes.

In witness whereof, Syntroleum Corporation and Sasol (USA) Corporation have executed this Purchase and Sale Agreement on the dates set forth below, to be effective as provided herein.

Seller: Syntroleum Corporation

By:	/s/ Karen L. Power	Date: March 1, 2013
Name:	Karen L. Power
Title:	SVP/PFO

Buyer: Sasol (USA) Corporation

By:	/s/ Patrick C Cain	Date: March 1, 2013
Name:	Patrick C Cain
Title:	Manager Finance & Treasurer

OMITTED SCHEDULES

Index to Schedules
Schedule A	Pilot Facility
Schedule A-1	Plant Description (Rev 2 – 2-6-13)
Schedule B	Site
Schedule C	Equipment
Schedule D	Contracts
Schedule E	Records -
• Electronic Records on Plant Server (Rev 3 - 2-7-13)
• File List for Electronic Item 1
• File List for Electronic Item 2a
• File List for Electronic Item 2b
• File List for Electronic Item 2c
• File List for Electronic Item 2d
• File List for Electronic Item 2e
• File List for Electronic Item 3
• File List for Electronic Item 4
• File List for Electronic Item 5
• Plant Software (Rev 4 2-6-12)
Schedule F	Permits
Schedule G	Warranty
• C-2C-3 Warranty
• Warranty Summary
Schedule H	Excluded Assets
• SYNM Exclusion List for TPP Transfer (Rev 1 – 10-31-12)
Schedule I	Taxes- Purchase Price Allocation
Schedule J	Assignment and Bill of Sale
Schedule K	Assumed Liabilities
Schedule L	Contested Liens
Schedule M	Litigation and Other Actions
Schedule N	Personnel Services Agreement

The foregoing schedules have been omitted pursuant to Item 601 (b) (2) of Regulation S-K. Syntroleum Corporation agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.